UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2010, Rentech, Inc. (“Rentech” or the “Company”) entered into a Project Support Agreement (the “Support Agreement”) with ClearFuels Technology Inc. (“ClearFuels”). Rentech acquired a 25% ownership interest in ClearFuels in June 2009 in exchange for a warrant to purchase Rentech common stock (the “Warrant”). The Warrant was partially vested upon closing of the acquisition of ClearFuels equity with additional vesting to occur after the closing, conditional upon ClearFuels’ achievement of certain milestones.

In December 2009, the Company and ClearFuels announced that they were jointly selected to receive up to $23 million as a grant from the U.S Department of Energy (“DOE”) to construct a biomass gasifier utilizing ClearFuels’ technology at the Company’s existing Product Demonstration Unit (the “PDU”) in Commerce City, Colorado for the production of renewable synthetic fuels from biomass (the “Project”).

Pursuant to the terms of the Support Agreement, Rentech has provided the DOE with a certification of the Company’s support of the Project, and the Company has agreed to assume operational control and full decision making authority over the Project on October 1, 2010. Rentech will be responsible for budgeted construction payments for the Project after October 1, 2010 and will receive reimbursement from the DOE for approximately 62% of those payments and of all costs and expenses incurred by the Company to support the Project. Those costs and expenses not reimbursed by the DOE would be reimbursed by ClearFuels in the event that ClearFuels completes a Qualified Financing as described below. The Company estimates that third party cash expenses, excluding costs and expenses incurred to operate the Company’s PDU in support of the Project, will total approximately $2 million after receipt of all DOE reimbursements.

The Company’s obligations with respect to the Project extend until the earlier of (a) the date that ClearFuels closes a financing with proceeds of at least $25,000,000 (a “Qualified Financing”) for construction of the Project and other technology and development efforts or (b) March 31, 2011. If a Qualified Financing occurs prior to March 31, 2011, then the Company will be repaid for any costs and expenses not already reimbursed by DOE, receive a fee equal to 15% of all such costs and expenses and receive a warrant to purchase additional ClearFuels equity at an exercise price per share of one-half of the equity price per share in the Qualified Financing. If no Qualified Financing occurs by March 31, 2011, then the Company will have the opportunity to exercise an option to merge with and acquire substantially all the remaining equity of ClearFuels for no additional consideration. The terms of the Support Agreement also amend the Warrant to extend the vesting milestone for a Qualified Financing until March 31, 2011.

The description of the Support Agreement is qualified in its entirety by reference to the full text of such agreement which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: September 10, 2010

By: /s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Project Support Agreement, dated September 3, 2010 between Rentech, Inc. and ClearFuels Technology Inc.

4